AMENDMENT TO SUBADVISORY AGREEMENT


     THIS AMENDMENT is made and entered into on this 10th day of February, 1999, between STRONG CAPITAL MANAGEMENT, INC. (the "Adviser"), a Wisconsin corporation registered under the Investment Advisers Act of 1940 (the "Advisers Act"), as amended, and W.H. REAVES & CO., INC., (the "Subadviser"), a Delaware corporation registered under the Advisers Act;

                    W  I  T  N  E  S  S  E  T  H  :

     WHEREAS, the Adviser and the Subadviser entered into a Subadvisory Agreement dated June 25, 1993 regarding the management of the Strong American Utilities Fund, Inc. (the "Fund"); and

     WHEREAS, the Adviser is obligated by contract to make payments to third party financial intermediaries who provide various administrative services for Fund shareholders who invest through them and the Subadviser is willing to share in these payments in proportion to the fees it receives from the Fund;

      NOW, THEREFORE, the Adviser and the Subadviser mutually agree that, effective with the date of this Amendment, the Subadviser's fee shall be modified so that the Adviser and the Subadviser share, in proportion to the fees they receive from the Fund, in the amount of payments the Adviser is obligated to make to such third party intermediaries for their services.


                    *     *     *     *     *

     IN WITNESSETH WHEREOF, the parties hereto have executed this Amendment on this 10th day of February, 1999.


W.H. REAVES                              STRONG CAPITAL
& Co., INC.                              MANAGEMENT, INC.


By: /s/                              By: /s/
    -----------------                    ---------------------


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